----------                                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                               WASHINGTON D.C., 20549
----------                                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no longer             Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
    subject to Section 16. Form                  Section 17(a) of the Public Utility Holding Company Act of 1935 or
    4 or Form 5 obligations may                        Section 30(f) of the Investment Company Act of 1940
    continue. See Instruction 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person(s)
   Person*                             |                                                   |    to Issuer (Check all applicable)
Lillian Trust                          |   Balanced Care Corporation (Symbol: BAL)         |    _____ Director  __X__ 10% Owner
-------------------------------------------------------------------------------------------|    _____ Officer (give title below)
(Last)        (First)       (Middle)   | 3. IRS or Social        |  4. Statement for       |    _____ Other (specify below)
                                       |    Security Number      |     Month/Year          |
                                       |    of Reporting         |     October 2000        |    ________________________________
Herengracht 483                        |    Person, if an entity |-------------------------|----------------------------------------
---------------------------------------|    (Voluntary)          |  5. If Amendment,       | 7. Individual or Joint/Group Filing
               (Street)                |                         |     Date of Original    |    (Check Applicable Line)
                                       |                         |     (Month/Year)        |    _____ Form filed by One Reporting
                                       |                         |                         |          Person
                                       |                         |                         |    __X__ Form filed by More than One
 1017 BT, Amsterdam, The Netherlands   |                         |                         |          Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       |               |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |               | --------------|--------------------------| Owned at End| Direct  | Bene-
                                       |               |       |       |        |      |          | of Month    | (D) or  | ficial
                                       |  (Month/      |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |    Day/       |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |   Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/16/00    |   P   |       |   6,100|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/17/00    |   P   |       |   7,700|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/18/00    |   P   |       |  67,700|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/19/00    |   P   |       |  30,300|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/20/00    |   P   |       |   4,200|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   10/23/00    |   P   |       |   2,800|  A   |      1.00|   18,212,100|    I    |   (1)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------







* If the Form is filed by more than one Reporting Person see Instruction 4(b)(v).                                            (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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

(Print or Type Responses)
FORM 4 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

Note 1:  These shares are owned directly by IPC Advisors S.A.R.L. These shares may be deemed to be owned indirectly by LXB
         Investments Limited as the sole shareholder of IPC Advisors S.A.R.L., by the Lillian Trust, as the sole shareholder of
         LXB Investments Limited, and by RBC Trustees (Guernsey) Limited, formerly known as the  Monument Trust Company Limited, as the trustee of the Lillian Trust.





** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      RBC Trustees (Guernsey) Limited
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                    Geoff Le Page          11/  /00
Note: File three copies of this Form, one of which must be manually signed.                  --------------------------  -----------
      If space provided is insufficient, see Instruction 6 for procedure.                     **Signature of Reporting       Date
                                                                                                       Person
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

                            JOINT FILER INFORMATION



Name:                        LXB Investments Limited

Address:                     Walker House, Mary Street
                             George Town, Grand Cayman
                             Cayman Islands

                             c/o Herengracht 483
                             1017 BT, Amsterdam
                             The Netherlands

Designated Filer:            The Lillian Trust

Issuer & Ticker Symbol:      Balanced Care Corporation - BAL

Statement of Month/Year:     October 2000

Signature:                           J.B. Unsworth
                             ---------------------------------
                             By: J.B. Unsworth, Director





                                                                          3 of 5

                             JOINT FILER INFORMATION


Name:                        RBC Trustees (Guernsey) Limited

Address:                     P.O. Box 48
                             Canada Court
                             St. Peter Port
                             Guernsey, Channel Islands
                             GY1 3BQ

Designated Filer:            The Lillian Trust

Issuer & Ticker Symbol:      Balanced Care Corporation - BAL

Statement of Month/Year:     October 2000

Signature:                            Geoff Le Page
                             ---------------------------------
                             By: RBC Trustees (Guernsey) Limited,
                                 in its capacity as trustee of the Lillian Trust



                                                                          4 of 5

                             JOINT FILER INFORMATION


Name:                        IPC Advisors S.A.R.L.

Address:                     28 rue Jean Baptiste Fresez
                             L-1542 Luxembourg

Designated Filer:            The Lillian Trust

Issuer & Ticker Symbol:      Balanced Care Corporation - BAL

Statement of Month/Year:     October 2000

Signature:                           J.B. Unsworth
                             ------------------------------
                             By:  J.B. Unsworth, Manager



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